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                                                           Exhibit 99

News From:                                                 For Immediate Release

[KAYDON CORPORATION LOGO]


KAYDON CORPORATION                         GLOBAL ENGINEERED SOLUTIONS

Contact:          Brian P. Campbell
                  President and Chief Executive Officer
                  (734) 747-7025 ext. 129


                      KAYDON CORPORATION REPORTS INCREASED
                           FIRST QUARTER 2003 RESULTS


Ann Arbor, Michigan - April 29, 2003

         Kaydon Corporation (NYSE: KDN) today reported net earnings for the first quarter 2003 of $7.1 million or $.24 per common share on a diluted basis, compared with a net loss of $(7.3) million or $(.24) per common share on a diluted basis for the comparable 2002 quarter. First quarter 2002 results included an after tax charge of $(13.2) million, or $(.44) per common share on a diluted basis for the cumulative effect of an accounting change related to goodwill impairment. Income from operations before cumulative effect of accounting change of $7.1 million increased 19.2 percent in the first quarter of 2003 as compared with $6.0 million in the first quarter of 2002. Diluted earnings per common share from operations before cumulative effect of accounting change of $.24 increased 20.0 percent in the first quarter of 2003 as compared with $.20 in the first quarter of 2002.

         Sales during the first quarter of 2003 increased 7.1 percent to $70.8 million, compared to $66.1 million in 2002's first quarter. Sales during the quarter benefited from increased demand for the Company's specialty bearing products used in the aerospace/military and certain heavy equipment markets, and for linear deceleration products utilized in industrial applications. Other key markets, including specialty electronic manufacturing equipment, construction equipment, power generation equipment, and specialty ball markets, continued to display modest demand, reflecting customers' cautious capital spending programs.

         Cash flow from operations during the first quarter equaled $12.5 million, compared to first quarter 2002 cash flow from operations of $19.8 million, which included a tax


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refund of $10.1 million. Cash and cash equivalents as of the end of the first quarter 2003 equaled $148.2 million as compared to $146.3 million at year-end 2002. The first quarter 2003 cash and cash equivalent balance was after the repurchase of 215,600 shares of Company common stock for $3.8 million, common stock dividends of $3.7 million, and $2.6 million of net capital expenditures.

         During the first quarter of 2003, the Company continued its restructuring plan to enhance operating performance and balance manufacturing utilization in the Specialty Bearings Group, part of the Specialty Metal Formed Products reporting segment. The restructuring plan resulted in a $0.5 million charge in the first quarter of 2003 primarily related to headcount reductions. For the remaining three quarters of 2003, the Company expects to incur an additional $1.3 million of costs related to equipment relocation and other restructuring expenses. This restructuring plan is expected to provide annualized cost savings to the Company of approximately $2.0 million per year beginning in 2004.

         Brian P. Campbell, Kaydon's President and Chief Executive Officer commented, "We are pleased to report first quarter sales and earnings increases despite challenging economic conditions which continue to affect many of our businesses. Overall, Kaydon businesses executed well despite economic and geopolitical uncertainties. Our balance sheet remains strong, and we are maintaining strict control on working capital and expenditures. At the same time, we're seeing positive progress from all the work we have done to realign operations and the continued implementation of lean manufacturing and operating systems initiatives."

         In commenting further, Mr. Campbell stated, "Although benefiting from increased demand for defense-related products, we are encouraged by higher first quarter 2003 order levels of $80.6 million which increased 13.6 percent over first quarter 2002 and 15.5 percent over fourth quarter 2002. However, as a larger portion of our business becomes short-cycle in nature, our future financial performance depends on the current pace of incoming orders and sales mix, and we have limited visibility of future business conditions in the current environment. Nevertheless, we believe Kaydon is well positioned for long-term earnings improvements as the economy strengthens. We believe our continued focus on enhancing manufacturing efficiencies, capacity utilization objectives, working capital management, and our long-term financial strategies allows us to be in a position to benefit from the future recovery in our key markets, as well as to pursue our diversification objectives."

         As previously reported, on March 14, 2003, the United States District Court for the Southern District of New York (the "Court") issued a decision granting all Kaydon and other defendants' motions for summary judgment and dismissing all remaining claims in the Transactions Lawsuit. On April 14, 2003, plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Second Circuit. The notice of appeal references both the final judgment entered based on the Court's summary judgment ruling and also all of the Court's earlier rulings in the case.

         In commenting on this matter, Mr. Campbell stated, "The trial Court in March issued a well-reasoned order, dismissing all of the plaintiffs' claims. As we have said



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continuously since the inception of this litigation, Kaydon has always believed that it had meritorious defenses to the claims made by plaintiffs in this case."

         In commenting further, Mr. Campbell said, "We continue to strongly believe that the trial Court's decision will withstand appeal."

         Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a first quarter 2003 conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-822-4794 and providing the following passcode number: 942156. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

         Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

         https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrdwwcmdvslxmc or by logging on the Kaydon Corporation website at:

         http://www.kaydon.com

and accessing the conference call at the "1Q 2003 Earnings Conference Call" icon.

         To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Tuesday, May 6, 2003 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 444904.

         Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

                                      # # #

         Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company's current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company's assets, and risks and uncertainties listed or disclosed in the Company's reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.



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                               KAYDON CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS

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

                                                     March 29,      December 31,
                                                       2003             2002
                                                   ------------     ------------
Assets:                                             (unaudited)
Cash and cash equivalents                          $148,165,000     $146,301,000
Accounts receivable, net                             42,463,000       38,334,000
Inventories, net                                     47,810,000       47,019,000
Other current assets                                 12,377,000       12,396,000
                                                   ------------     ------------

     Total current assets                           250,815,000      244,050,000


Plant and equipment, net                             83,745,000       84,380,000

Goodwill, net                                       108,919,000      108,770,000
Other intangible assets, net                          9,534,000        9,744,000
Other assets                                         29,895,000       30,203,000
                                                   ------------     ------------

     Total assets                                  $482,908,000     $477,147,000
                                                   ============     ============


Liabilities and Shareholders' Equity:

Accounts payable                                   $ 11,280,000     $ 10,724,000
Accrued expenses                                     33,986,000       29,709,000
                                                   ------------     ------------
     Total current liabilities                       45,266,000       40,433,000

Long-term debt                                       72,330,000       72,367,000
Long-term liabilities                                66,897,000       65,598,000
                                                   ------------     ------------
     Total long-term liabilities                    139,227,000      137,965,000

Shareholders' equity                                298,415,000      298,749,000
                                                   ------------     ------------

   Total liabilities and shareholders'
       equity                                      $482,908,000     $477,147,000
                                                   ============     ============






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                               KAYDON CORPORATION
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME


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
                                                                                      First Quarter Ended
                                                                                   ---------------------------
                                                                                          (unaudited)
                                                                                     March 29,     March 30,
                                                                                       2003          2002
                                                                                   ------------   ------------
Net sales                                                                          $ 70,815,000   $ 66,145,000

Cost of sales                                                                        46,803,000     43,910,000
                                                                                   ------------   ------------

Gross profit                                                                         24,012,000     22,235,000

Selling, general, and administrative expenses                                        13,288,000     12,980,000
                                                                                   ------------   ------------

Operating income                                                                     10,724,000      9,255,000

Net interest income                                                                     190,000         45,000
                                                                                   ------------   ------------

Income from operations before income taxes                                           10,914,000      9,300,000

Provision for income taxes                                                            3,820,000      3,348,000
                                                                                   ------------   ------------

Income from operations before cumulative effect of accounting change                  7,094,000      5,952,000

Cumulative effect of accounting change (goodwill impairment), net
  of income tax credit of $3,544,000                                                          -    (13,222,000)
                                                                                   ------------   ------------

Net income (loss)                                                                  $  7,094,000   ($ 7,270,000)
                                                                                   ============   ============


Weighted average common
   shares outstanding
     Basic                                                                           29,928,000     29,977,000
     Diluted                                                                         29,938,000     29,986,000


Earnings per share from operations before cumulative effect of accounting change
     Basic                                                                                $0.24          $0.20
     Diluted                                                                              $0.24          $0.20

Loss per share from cumulative effect of accounting change
     Basic                                                                                    -         ($0.44)
     Diluted                                                                                  -         ($0.44)

Earnings (loss) per share
     Basic                                                                                $0.24         ($0.24)
     Diluted                                                                              $0.24         ($0.24)

Dividends per share                                                                       $0.12          $0.12



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